Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Kelmoore Strategic Trust:

We consent to the use of our reports dated February 25, 2008 with respect to the financial statements of the Kelmoore Strategic Trust (comprising, the Strategy Fund, Strategy Eagle Fund, and Strategy Liberty Fund), incorporated herein by reference and to the references to our firm under the heading “INFORMATION ABOUT THE KELMOORE FUNDS AND DUNHAM FUND-Financial Statements” in the Combined Proxy Statement/Prospectus and Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 24, 2008